                                                                    EXHIBIT 12.1

                                 COMPUTATION OF
                       RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                                       YEARS ENDED DECEMBER 31,
                                         ----------------------------------------------------
                                          1993        1994       1995       1996       1997
                                         -------    --------   --------   --------   --------
Pretax income..........................  $26,983    $211,983   $253,327   $379,039   $269,302
Fixed charges:
  Interest expense.....................   30,506      28,721     50,379     49,858     46,850
  Preferred stock dividends of a
     subsidiary........................    1,681
  Capitalized debt cost................    1,536       1,452      1,486      1,332      1,226
  Interest portion of rent expense.....    2,777       3,170      3,126      2,928      3,270
                                         -------    --------   --------   --------   --------
          Total fixed charges..........   36,500      33,343     54,991     54,118     51,346
Less: Capitalized interest, net........    4,623       1,464      4,845      8,690     27,270
                                         -------    --------   --------   --------   --------
                                          31,877      31,879     50,146     45,428     24,076
Earnings before fixed charges..........  $58,860    $243,862   $303,473   $424,467   $293,378
                                         =======    ========   ========   ========   ========
Ratio of earnings to fixed charges.....     1.61(1)     7.31       5.52       7.84       5.71(2)

---------------

(1) During 1993, the Company recorded a non-cash charge to depreciation, depletion and amortization of $103 million pretax ($48 million after-tax) for the write-down of its investment in the U.K. North Sea's Piper field. Excluding the effect of the piper write-down, the ratio of earnings to fixed charges for 1993 would have been 4.45.

(2) The 1997 pro forma ratio of earnings to fixed charges would be 4.96 as calculated below:

    1997 fixed charges per above................................  $51,346
      Pro forma adjustments
         Bond interest requirements.............................   10,946
         Estimated decrease in interest expense due to
          refinancing...........................................   (3,200)
                                                                  -------
      Total pro forma fixed charges.............................  $59,092
                                                                  =======
      Pro forma ratio of earnings to fixed charges..............     4.96
                                                                  =======

      The pro forma adjustments give effect to the issuance of bonds at an annual effective interest rate of 7.3956% and the application of a portion of the proceeds to the reduction of debt under the uncommitted and unsecured lines of credit, as if such transaction had taken place January 1, 1997.

                                 COMPUTATION OF
                  RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
                             (DOLLARS IN THOUSANDS)

                                                         YEARS ENDED DECEMBER 31,
                                           ----------------------------------------------------
                                            1993        1994       1995       1996       1997
                                           -------    --------   --------   --------   --------
Pretax income............................  $26,983    $211,983   $253,327   $379,039   $269,302
Fixed charges
  Interest expense.......................   30,506      28,721     50,379     49,858     46,850
  Preferred stock dividends of
     subsidiary..........................    1,681
  Capitalized debt cost..................    1,536       1,452      1,486      1,332      1,226
  Interest portion of rent expense.......    2,777       3,170      3,126      2,928      3,270
                                           -------    --------   --------   --------   --------
          Total fixed charges............   36,500      33,343     54,991     54,118     51,346
  Less: Capitalized interest, net........    4,623       1,464      4,845      8,690     27,270
                                           -------    --------   --------   --------   --------
                                            31,877      31,879     50,146     45,428     24,076
Earnings before fixed charges............  $58,860    $243,862   $303,473   $424,467   $293,378
                                           =======    ========   ========   ========   ========
Ratio of earnings to fixed charges.......     1.61(1)     7.31       5.52       7.84       5.71(2)

---------------

(1) During 1993, the Company recorded a non-cash charge to depreciation, depletion and amortization of $103 million pretax ($48 million after-tax) for the write-down of its investment in the U.K. North Sea's Piper Field. Excluding the effect of the piper write-down, the ratio of earnings to fixed charges for 1993 would have been 4.45.

(2) The 1997 pro form a ratio of earnings to combined fixed charges and preferred stock dividends would be 3.49 as calculated below:

    1997 fixed charges per above................................            $51,346
      Pro forma adjustments
         Preferred stock dividend requirements..................  12,495
         Ratio of 1997 pretax income to net income..............     2.0
                                                                  ------
         Preferred stock dividend factor........................             24,990
         Bond interest requirements.............................             10,946
         Estimated decrease in interest expense due to
          refinancing...........................................             (3,200)
                                                                            -------
      Total pro forma combined fixed charges and preferred stock
         dividends..............................................            $84,082
                                                                            =======
      Pro forma ratio of earnings to combined fixed charges and
         preferred stock dividends..............................               3.49
                                                                            =======

      The pro forma adjustments give effect to preferred stock dividends as a result of the issuance of $175 million of the preferred stock at an annual dividend rate of 7.14% and the issuance of bonds at an annual effective interest rate of 7.3956% and the application of a portion of the proceeds to the reduction of debt under the revolving credit facility and the uncommitted and unsecured lines of credit, as if such transactions had taken place January 1, 1997.